CONFIDENTIAL TREATMENT REQUESTED -- CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

POLY SILICON  SUPPLY AGREEMENT

Jupiter CORPORATION LTD, a Hong Kong corporation with its principal place of business at Rm 1206-7 12F, New Victory House, 93-103 Wing Lok Street, Central, Hong Kong (“Jupiter”), and SunPower Corporation, a United States corporation with its principal place of business at 3939 North First Street, San Jose, California 95134 (“SunPower”) hereby enter into this Long-Term Supply Agreement (the “Agreement”) effective as of the date of SunPower’s execution of this Agreement (the “Effective Date”).

WHEREAS, SunPower desires to purchase and Jupiter agrees to sell Products (herein defined) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Products.  As used in this Agreement, “Product” or “Products” shall mean the polycrystalline silicon manufactured by Jupiter.  The specifications for the Product will be mutually agreed by the parties from time to time (the “Jupiter Product Specifications”).

2. Price and Quantity; Purchase Orders.

(a)
Price and Quantity. For the time period January 1, 2010 through December 31, 2016, Jupiter agrees to sell SunPower Products pursuant to the terms and conditions of this Agreement.  The price and quantity of Products to be sold to SunPower is as set forth in Exhibit A.  Unit prices for shipment of Product are FCA Jupiter, China (Incoterms 2000).  Subject only to the price adjustments set forth in Section 3, these prices are fixed for the term of this Agreement.  SunPower may require an audit of Jupiter’s supporting documentation validating the price adjustments permitted under Exhibit B.  Any such audit shall be conducted by a qualified independent third party who shall be granted access, under a confidentiality agreement, to all relevant documentation it reasonably requests for such verification.  Any such audit shall be paid for by SunPower.

(b)
SunPower Purchase Discretion.  Notwithstanding anything to the contrary in this Agreement, SunPower assumes no obligation to purchase any Products under this Agreement unless and until SunPower has confirmed, in its sole and absolute discretion, that the Products meet both SunPower’s then current quality standards for the Products (including but not limited to satisfying “N” type ingot manufacturing requirements), and that the Products meet the technical specification criteria agreed to by SunPower.  SunPower may modify its quality standards from time to time in its sole and absolute discretion, and may apply such revised standards to any future purchases of Products hereunder.

(c)
Purchase Orders.  The parties acknowledge their standard practice in which SunPower, after establishing that the Products have met its then applicable quality standards and the technical specification criteria agreed to by SunPower, may periodically issue purchase orders, and occasionally change orders thereto, for Products requesting specified quantities, delivery dates and delivery locations.

(d)
Right of First Refusal.  In the event Jupiter makes commercially available any quantifies of Products in addition to the quantities described on Exhibit A for the periods specified, Jupiter shall provide written notice to SunPower of such availability and the price applicable thereto prior to offering such Products to third parties.  SunPower shall have fourteen (14) days to notify Jupiter in writing of its decision whether to accept the offer for all or a portion of such additional Products.

3. Price Adjustments.   Jupiter may adjust prices on an annual basis to account for changes in Jupiter’s cost structure relative to the manufacture of the Products, including changes relating to electricity, raw materials and the Employment Cost Index.  On January 1 of each year beginning with January 1, 2011, prices may be increased pursuant to the mechanism set forth in Exhibit B.

4. Firm Commitment Agreement.  This Agreement is a firm commitment agreement such that SunPower is required to pay for the contracted volume of Products per year over a 7-year period at the prices set forth in Exhibit A, subject to the adjustments described in Section 4 above; provided, however, that notwithstanding the foregoing SunPower shall in no event be required to purchase Products which have not been determined by SunPower to satisfy its quality standards or the agreed technical specifications pursuant to Section 2(b).  Subject to the foregoing, in the event that SunPower fails to order and take delivery of its contracted volume in a given year, Jupiter shall invoice SunPower for the differential at full contract price and SunPower will pay the same within 30 days of invoice date.  SunPower specifically acknowledges and accepts that it will be liable for the full purchase price of volume differential between the quantity ordered and the contracted volume with respect to Products which SunPower has determined satisfy its quality standards and the agreed technical specifications pursuant to Section 2(b).

In the event that Jupiter fails to deliver Products pursuant to Section 2(a), and such failure is not triggered by a Force Majeure Event or delay in the completion of the NEW Manufacturing Facility described in Section 8, SunPower has the right to purchase the relevant quantity of substitute polysilicon from any third party provider and Jupiter shall immediately reimburse SunPower for the price difference, if any, between the price applicable to the Products Jupiter failed to deliver and the price SunPower has paid the said third party provider.

5. Payment.  Payment terms are 6 months in advance of scheduled product shipment for shipments during 2010 and 2011, and net 30 days following the date of the invoice issued upon shipment from 2012.  Finance charges of ***% per month (***% per annum) may be assessed on payment past due from the payment due date to the date payment is received.  Failure to pay invoices when due or finance charges when assessed may result in delayed or cancelled shipments.  No unauthorized deductions from invoices are permitted.

6. Title and Risk of Loss; Packaging; Late Delivery Charges.

(a) Title; Risk of Loss.   SunPower shall purchase the Products from Jupiter FCA Jupiter (Incoterms 2000) with title and risk of loss with respect to all Products passing to SunPower when the goods have been delivered to the carrier at Jupiter, China.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b) Packaging.  Jupiter shall bear all costs associated with packaging or storing the Products until delivery to SunPower pursuant to the delivery terms specified in Section 6(a). All Products shall be packaged, marked, and otherwise prepared in accordance with good commercial practices to reduce the risk of damage and to be packaged in the smallest commercially acceptable form in order to enable SunPower to obtain the lowest shipping rates possible (based on volume metric dimensions) and in accordance with all applicable federal, state and local packaging and transportation laws and regulations. An itemized packing list shall accompany each shipment.  Jupiter shall establish reasonable control routines in order to ensure punctual delivery of the Products at the agreed time and without any defects or non-conformities.  A delivery certificate shall be issued by Jupiter to SunPower for each shipment of Products.  A shipment notice shall be submitted from Jupiter to SunPower by telefax or other means of communications, at the latest on the shipment date, including:

(i) Purchase Order No.
(ii) Brief description of Products
(iii)  Invoice amount
(iv)  Number of packages
(v)  Gross weight (total) kilos
(vi)  Packing list describing in detail the content of each package

(c) Late Delivery Charges.   If Products are not delivered within six (6) weeks following the requested delivery date, Jupiter will pay SunPower liquidated damages  at a rate of *** percent (***%) of the gross purchase price applicable to such shipment per week thereafter, up to a maximum of *** percent (***%). The foregoing liquidated damages address late delivery shipments only and are independent of Jupiter’s liability (if any), and SunPower’s corresponding ability to recover damages, for Jupiter’s failure to deliver its commitments pursuant to this Agreement (including pursuant to Section 4).

7. Term.  The term of this Agreement shall be from the Effective Date through December 31, 2016 (the “Initial Term”).  The Agreement may not be terminated during the Initial Term, except as expressly set forth in Section 10. Following the Initial Term Jupiter and SunPower may renew for the Agreement upon  mutual agreement.

8. NEW Manufacturing Facility.  SunPower acknowledges that Jupiter will be building its manufacturing facilities (the “NEW Manufacturing Facility”) in order to produce the Products to be supplied under this Agreement. SunPower acknowledges the possibility of delays in completing the manufacturing facility and expressly agrees that Jupiter SHALL HAVE NO LIABILITY TO SUNPOWER FOR ANY SUCH DELAY (without limiting SunPower’s ability to terminate this Agreement for such delay to the extent permitted by Section 9(a)).

Jupiter agrees that the NEW Manufacturing Facility shall be subject to bi-annual inspections by SunPower.  Said inspections shall be subject to Jupiter’s confidentiality and security policies for site visits. Any fees and costs associated with such inspection shall be borne by SunPower.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

9. Termination.  The basis and circumstances under which the parties can terminate this Agreement prior to the expiration of the Initial Term of this Agreement is expressly limited to the terms of this Section 9.

(a) Termination by SunPower.  SunPower may, at its option, terminate this Agreement only upon the occurrence of all of the following events:  (i)(1) once production of Products has commenced at the NEW Manufacturing Facility, a failure by  Jupiter to deliver the contracted amount of Products properly ordered by SunPower, (2) other material breach of this Agreement by  Jupiter, or (3) Jupiter’s failure to complete the NEW Manufacturing Facility by July 1, 2010 (provided that SunPower’s sole remedy for such failure shall be the right to terminate this Agreement without further liability or obligation on the part of either party), (ii) service of written notice of such failure to  Jupiter, and (iii) a failure by  Jupiter to cure such delivery deficiency or material breach (in the case of subclause (1) and (2) above) within ninety (90) days of receipt of the written notice of such event.  If Jupiter rectifies any such failure of delivery or material breach within such period (in the case of subclause (1) and (2) above), then  Jupiter’s deficiency of performance shall be deemed cured and SunPower shall not be entitled to terminate this Agreement.  In the event of a termination pursuant to subclause (a)(i)(1) or (2) above, in addition to any other damages that can be established by SunPower, Jupiter shall be liable to  SunPower for the cost of substitute polysilicon pursuant to Section 4 for the full quantity of Products set forth on Exhibit A and not delivered by Jupiter as of the date of termination.

(b) Termination by Jupiter.   Jupiter may, at its option, terminate this Agreement only upon the occurrence of all of the following events:  (i) in the event of a failure to pay or other material breach of this Agreement by SunPower, (ii) service of written notice of such failure to SunPower, and (iii) a failure by SunPower to cure such breach within ninety (90) days after receipt of written notice of such breach.  If SunPower rectifies any such payment failure or material breach within such period, then SunPower’s deficiency of performance shall be deemed cured and SunPower shall not be entitled to terminate this Agreement.  In the event of a termination due to SunPower’s breach, in addition to any other damages that can be established by Jupiter, SunPower shall be liable to  Jupiter for the purchase price of Products which SunPower has previously determined satisfy its quality standards and the agreed technical specifications pursuant to Section 2(b).

10. Confidentiality.  The parties acknowledge and agree that the terms of this Agreement and certain information exchanged between them pertaining to this Agreement, including information regarding research, technology, product developments, marketing plans or conditions, products, business strategies, and the like, constitutes “Confidential Information” of the party disclosing the information.  The purpose of the exchange of the Confidential Information” is to allow the parties to meet their obligations and responsibilities under this Agreement.  During the term of this Agreement, and for a period of 5 years following its termination or expiration, except as required by applicable law, regulation or rules of any securities exchange, the party receiving any Confidential Information, and its employees, attorneys, financial advisors, officers, directors and shareholders who shall receive such Confidential Information shall not, except with the prior written consent of the disclosing party, use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, the terms of this Agreement

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or any Confidential Information of the disclosing party; provided, however, that each party may use, divulge, disclose or communicate the terms of this Agreement or Confidential Information of the disclosing party to Affiliates (as defined in Section 24) undertake to keep such information strictly confidential in accordance with this Section 10 and such Affiliates have a “need to know”.  The parties will be liable for any breach of this Section 10 by any of their respective Affiliates.  Each party further agrees to use the same degree of care to avoid publication or dissemination of the Confidential Information disclosed to such party under this Agreement as it employs with respect to its own Confidential Information, but at all times shall use at least reasonable care to protect against disclosure.  Confidential Information does not and shall not include information that:

(a) Was already known to the receiving party at the time such information is disclosed by the other party;

(b) Was or became publicly known through no wrongful act of the receiving party;

(c) Was rightfully received from a third party without restriction;

(d) Was independently developed by the receiving party;

(e) Was approved for release by written authorization of the party disclosing such information under this Agreement; or

(f) was required by legal or financial reporting purposes to be disclosed; provided, however, that the party being required to disclose shall, if circumstances permit, provide advanced notice to the other party and shall allow the other party a reasonable opportunity to oppose such disclosure, if appropriate.

11. Limited Warranty.   Jupiter warrants that the Products will be free from defects and conform to the applicable technical specifications, provided that Jupiter is notified of any defects or non-conformity within thirty (30) days after the relevant Products has arrived at the designated delivery destination, and that the defect or non-conformity is shown to be due to Jupiter’s faulty design, workmanship, material or packaging. In the event of any warranty claims, SunPower shall notify Jupiter whereupon Jupiter shall have the right to undertake its own inspection.  .

12. Warranty Disclaimer.  THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAID WARRANTIES BEING EXPRESSLY DISCLAIMED.

13. Limited Remedy.   If any Products fail to conform to this warranty, then Jupiter will, at SunPower’s option, either refund or replace such Products.  For valid warranty claims all associated shipping and return costs shall be paid by Jupiter.

14. Damages Limitation.  Jupiter SHALL NOT BE LIABLE FOR ANY LOSS, DAMAGE, OR INJURY RESULTING FROM DELAY IN DELIVERY OF THE PRODUCTS, OR FOR ANY FAILURE TO PERFORM WHICH IS DUE TO A FORCE MAJEURE EVENT (AS DEFINED IN SECTION 18).  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL,

CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST REVENUES AND PROFITS, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF THE LIMITED REMEDY SET FORTH ABOVE.

15. Patents.  If any suit is brought against SunPower for infringement of any United States Letters Patent alleging that the Products or  Jupiter’s methods of manufacturing them infringe any United States Letters Patent,  Jupiter shall, at its own expense, defend and control the suit against these allegations only, and shall pay any award of damages assessed against SunPower in the suit to the extent only that the damages are awarded in connection specifically with the alleged infringement, provided that SunPower gives  Jupiter prompt notice in writing of the institution of the suit and, to the full extent of SunPower’s power to do so, SunPower permits  Jupiter to defend and control the suit against these allegations.  The above fully expresses SunPower’s exclusive remedy and Jupiter’s sole responsibility with respect to infringement of any patent by the Products, and Jupiter EXPRESSLY DISCLAIMS ANY OTHER WRITTEN OR UNWRITTEN, EXPRESS OR IMPLIED WARRANTY AGAINST INFRINGEMENT with respect to the Products.  In no case shall Jupiter be liable to defend or pay any award of damages assessed against SunPower to the extent any suit or cause of action alleges that the nature of SunPower’s use of the Products (or the use of the Products by SunPower’s customers) infringes any patent.

16. Taxes.  Any tax or other government charge now or in the future levied upon the production, sale, use or shipment of the Products (except Jupiter’s income tax obligations) may, at Jupiter’s option, be added to the purchase price.

17. Fair Labor Standards Act.   Jupiter hereby certifies that the Products shall be produced in compliance with the Fair Labor Standards Act, as amended, and of regulations and orders of the United States Department of Labor issued under that Act.

18. Force Majeure.   Neither party shall be liable for delays or failures in performance of its obligations hereunder arising out of or resulting from acts of God, acts of the other party, acts of the government or the public enemy, fire, flood, epidemics, quarantine restrictions, strikes, freight embargoes, severe weather, equipment breakage or default of suppliers due to any of such causes (each a “Force Majeure Event”). In the event of any such delay of an affected party’s performance, the other party shall honor its obligations hereunder as soon as the affected party is able to perform.

19. Choice of Law.  The Agreement is made in, and shall be governed and controlled in all respects by the laws of the UNITED KINGDOM (UK) (specifically disclaiming the U.N. Convention Contracts for the International Sale of Goods) and all disputes, including interpretation, enforceability, validity, and construction, shall be determined under the law of the United Kingdom (UK), without regard to any conflict of law provisions.

20. Choice of Forum.  The parties submit to the exclusive jurisdiction of the UNITED KINGDOM (UK) for all disputes arising, directly or indirectly, under this Agreement.

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Jupiter

21. Waiver.  Either party’s failure to exercise a right or remedy or such party’s acceptance of a partial or delinquent payment shall not operate as a waiver of any of such party’s rights or the other party’s obligations under the Agreement and shall not constitute a waiver of such party’s right to declare an immediate or a subsequent default.

22. Severability.  If one or more of the provisions of this Agreement shall be found, by a court with jurisdiction, to be illegal, invalid or unenforceable, it shall not affect the legality, validity or enforceability of any of the remaining provisions of this Agreement.  The parties agree to attempt to substitute for any illegal, invalid or unenforceable provision a legal, valid or enforceable provision that achieves to the greatest extent possible the economic objectives of the illegal, invalid or unenforceable provision.

23. Integration.  The Agreement constitutes the entire understanding between the parties with respect to the subject matter of the Agreement and supersedes any prior discussions, negotiations, agreements, memoranda of understanding and the like.  Modifications to the Agreement may be made only in writing and signed by each party.

24. Assignments.  No assignment of the Agreement or of any right or obligation under the Agreement shall be made by either party without the prior written consent of the other party, said consent shall not be unreasonably withheld; provided, however, that each party may assign this Agreement without any such consent to its Affiliates or in connection with a merger, acquisition, change of control or sale of substantially all of the assets of the assigning party.  As used herein, an “Affiliate” of a party means any other party controlling, controlled by, or under common control with, such party.  In the event of a proper assignment, the Agreement shall be binding upon and inure to the benefit of the assigning party’s successors and assigns.

25. Attorney Fees and Costs.  In the event of  either party’s enforcement of any term or condition in the Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs, including attorney fees, incurred by the prevailing party in connection with such enforcement action.

26. Dollars.  All references to monetary amounts shall be in U.S. Dollars.

27. Agreement Preparation.  This Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the manner in which this Agreement was negotiated, prepared, drafted or executed.

SUNPOWER: SUNPOWER CORPORATION. 3939 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134. UNITED STATES (USA). By: /s/ THOMAS H. WERNER Print Name: Thomas H. Werner Title: CEO Date: 8th FEBRUARY 2008	JUPITER: JUPITER CORPORATION LTD. RM 1206-7 12F, NEW VICTORY HOUSE. 93-103 WING LOK STREET. CENTRAL. HONG KONG (HK). By: /s/ I. S. SOHAL Print Name: I. S. Sohal Title: CEO Date: 8th FEBRUARY 2008

EXHIBIT A

POLYSILICON ANTICIPATED DELIVERY SCHEDULE AND PRICING

Start of January –

2010     ***mt     $***/kilogram

2011     ***mt     $***/kilogram

2012     ***mt     $***/kilogram

2013     ***mt     $***/kilogram

2014     ***mt     $***/kilogram

2015    ***mt     $***/kilogram

2016    ***mt     $***/kilogram

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT B

Electrical Costs:

No price adjustments will be made for increases in electrical costs for 2010 and 2011.  Annual price adjustments for 2012 onwards will be based solely on *** and negotiated through good faith discussions 6 months prior to the start of each such year.

Labor Cost Inflation:

No price adjustments will be made for increases in labor costs for 2010 and 2011.  Annual price adjustments for 2012 onwards will be based solely on *** and negotiated through good faith discussions 6 months prior to the start of each such year.

Raw Material Cost Inflation:

No price adjustments will be made for increases in raw material costs for 2010 and 2011.  Annual price adjustments for 2012 onwards will be based solely on *** and negotiated through good faith discussions 6 months prior to the start of each such year.

_______________________________________________________________________

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.